EXHIBIT 99.1


March 8th, 2001

NTL Incorporated Announces Results for three Months and Year Ended December 31, 2000

- Record quarterly revenues of (UK Pound)586 million ($853m); total 2000 revenues of (UK Pound)1,886 million ($2,841m)

- Record quarterly EBITDA of (UK Pound)65 million ($93m); total 2000 EBITDA of (UK Pound)229 million ($344m)

-    2001 financial targets reconfirmed

- Consumer Services division successfully launched digitalplus and ntl Broadband Internet - year end customers of 530,700 and 12,800 respectively

- Business division achieved record forward order book of over (UK Pound)718 million

- Broadcast division secured largest single contract in NTL's history of (UK Pound)407 million ($610.5m) from the Australian Broadcasting Corporation

- Management team strengthened through appointments of Stephen Carter as Managing Director, UK & Ireland; Stuart Ross as Group Finance Director;
     Nigel Roberts as Group Treasurer and Bruno Claude as Managing Director, Continental Europe


Financial Highlights
In (UK Pound) millions       YE-2000           YE-1999                Q4-2000            Q3-2000
-----------------------------------------------------------------------------------------------------
Consumer                 (UK Pound)970m    (UK Pound)488m          (UK Pound)321m     (UK Pound)305m
Business                           464m              282m                    131m               126m
Broadcast                          210m              183m                     56m                54m
Content                             10m                4m                      4m                 2m
NTL Europe                         232m               22m                     74m                73m
REVENUES               (UK Pound)1,886m    (UK Pound)979m          (UK Pound)586m     (UK Pound)560m
-----------------------------------------------------------------------------------------------------
EBITDA                   (UK Pound)229m    (UK Pound)130m           (UK Pound)65m      (UK Pound)62m
-----------------------------------------------------------------------------------------------------


Commenting on the results, Barclay Knapp, President and Chief Executive of NTL said:

"2000 was a remarkable year for NTL. We completed the acquisition of CWC ConsumerCo in the UK and Cablecom in Switzerland, the two largest transactions in our company's history. We have launched new products in all our major markets and we have been carrying out an extensive business review to reduce our cost base and ensure we're fully exploiting the assets we have. Without doubt, the CWC ConsumerCo acquisition has presented us with the greatest management challenges due to the size of the transaction. However, after just a few months, we've been able to reduce churn significantly from 2.5% to 1.7% per month and add new customers by following the roadmap we created for past acquisitions.

"We also acquired operations in Germany, France (Noos pending) and Sweden, gaining access to some of Europe's most prominent cities, including Paris, Frankfurt, Stockholm, and through Cablecom, Zurich and Geneva.

"We have expanded the scope and capabilities of our Business Services and Broadcast Services divisions. In Business Services we completed the integration of Workplace Technologies, which has significantly enhanced our skills in the data services market, and, through the CWC ConsumerCo acquisition, we acquired metropolitan area networks in London, Manchester and Leeds among others. Our broadband reach to the UK's business community has therefore been greatly improved.

"Our Broadcast Services division continued its impressive track record of consistency and growth. The division's most significant accomplishment in 2000 was the successful integration of our Australian subsidiary, which was acquired in 1999 and is performing well ahead of plan. Broadcast Services is well placed to take advantage of outsourcing and privatisation trends and to capitalise on the demand for third generation mobile networks in the UK.

"Our record growth has been made possible by the $11 billion investment we've made in our national, regional and most importantly local broadband networks throughout the UK. This investment has allowed us to launch digitalplus, ntl Broadband Internet, ntlworld and interactive services during 2000. The strength of our bundled packages has helped us achieve our industry- leading penetration and churn results. I am confident that no other company in the UK has the assets in place to compete with NTL to provide television, telephony and broadband internet services to consumers at value-for-money prices.

"The rapid growth we have experienced poses significant management challenges. To help us achieve our goals, we have made a number of senior management appointments during 2000. In the UK we have recruited Stephen Carter, formerly CEO of J. Walter Thompson UK Group, as Managing Director and brought in Stuart Ross from Centrica as the Group Finance Director. Nigel Roberts joined as Group Treasurer from Cable & Wireless. At NTL Europe, Bruno Claude was recruited as Managing Director from CEA Capital Advisors. We believe that their operational leadership, coupled with the hard work of our dedicated managers and associates, will drive NTL to achieve our 2001 financial targets of (UK Pound)2.6 billion in revenues and (UK Pound)385 million of EBITDA."

Business Review

Consumer Services

Residential Services (On-Net)

During 2000 we launched three important new products for the company - digitalplus, ntlworld and ntl Broadband Internet, our cable modem product. By the end of the year we had attracted 530,700 digital television customers, 531,300 ntlworld subscribers and 12,800 cable modem subscribers. These services, bundled with basic telephony, helped grow our UK customer base, excluding ConsumerCo, by 15% over 1999 and we ended the year at 45.5% customer penetration. The "Original NTL" franchises and the Teesside franchise lead the way at 50.7% and 66.9% customer penetration respectively. Including the ConsumerCo acquisition, we added over 1.4 million UK customers during 2000 and ended the year with 37% UK customer penetration.

As expected, our new products are having a positive impact on ARPU, with UK on-net ARPU rising from (UK Pound)35.20 in the third quarter to (UK Pound)35.68 in the fourth quarter. We intend to build upon this trend by increasing our digital customer base to 1.25 million and by increasing our cable modem customers to over 100,000 by the end of 2001. We believe that these new products, combined with price increases currently being implemented in the UK, and a focus on improved services in London, will allow us to achieve significant ARPU growth for our UK on-net customers. Our immediate goal is to drive the majority of revenue growth from ARPU increases rather than adding new customers; this allows us to maintain revenue targets, has a lower capital requirement, due to fewer installs, and drives higher EBITDA as we reduce front-loaded costs such as customer acquisition costs and higher initial maintenance costs. We have restructured the sales force to focus on upselling existing subscribers to higher revenue generating products such as digitalplus and ntl Broadband Internet. As a result we believe we will achieve our 2001 financial objectives with as little as 100,000 additional customers and 300,000 additional RGUs.

The integration of ConsumerCo remains on track. We have reversed the outflow of subscribers and added 20,300 customers and 69,400 RGUs during the fourth quarter, up from 3,600 customer additions and 16,300 RGU additions in the third quarter. Our efforts to combat churn have been critical to the rapid turnaround, and we have successfully lowered monthly churn from 2.5% at the time of acquisition to 1.7% just two quarters later.

Residential Services (Off-Net)

We ended the year with approximately 466,000 off-net telephony customers, of which 75,700 also use our Internet services. ntlworld customers have a (UK Pound)15 monthly minimum voice telephony usage requirement to access the Internet for free, a figure that compares favourably to the average off-net customer who spends over (UK Pound)15 per month. Revenue grew by 5.1% to (UK Pound)22.1 million for the fourth quarter while EBITDA came in at (UK Pound)2.4 million.

Interactive Services

NTL has over 120 interactive content sites signed up including over 50 retail, betting and banking content partners. Recent data for our digital television customer base is encouraging, showing that approximately 20% of digital subscribers access interactive services daily and 52% use interactive services each week. There is no doubt that using ntl Broadband Internet to access our interactive services will significantly improve the customer experience, as well as driving e-commerce and advertising revenues and deterring churn. Interactive services revenue increased by 65.2% from the third quarter to (UK Pound)1.3 million.


===================================================================================================================
                                            UK Cable and Telephony Customers as of December 31, 2000
-------------------------------------------------------------------------------------------------------------------

                                  "Original"         1998
                                    NTL(1)       Acquisitions    ConsumerCo (3)    BT Cable (4)       UK Total
                                                      (2)
-------------------------------------------------------------------------------------------------------------------
  Homes in Franchise (5)            2,090,000       3,037,600       6,049,600           234,000       11,411,200
  Homes passed                      1,450,600       2,436,300       4,315,800           189,100        8,391,800
  Homes marketed (Telco)            1,257,600       2,134,400       4,065,700                 0        7,457,700
  Homes marketed (CATV)             1,257,600       2,187,000       4,065,700           170,900        7,681,200
  Customers (6)                       638,000         934,700       1,197,600            72,100        2,842,400
       Single (CATV or Telco)          51,100         387,700         335,800            72,100          846,700
       Dual (CATV + Telco)            586,900         547,000         861,800                 0        1,995,700
  Telephone (6)                       614,500         846,500       1,076,200                 0        2,537,200
  CATV                                610,400         635,200         983,200            72,100        2,300,900
  Broadband Internet                    4,800           8,000               0                 0           12,800
  Total RGUs (7)                    1,229,700       1,489,700       2,059,400            72,100        4,850,900

  Penetration
  CATV                                  48.5%           29.0%           24.2%             42.2%            30.0%
  Telephone                             48.9%           39.7%           26.5%                nm            34.0%
  Customer                              50.7%           42.7%           29.5%             42.2%            37.0%
  RGU                                   97.8%           68.1%           50.7%             42.2%            63.2%
  Dual / Triple                         92.0%           58.5%           72.0%              0.0%            70.2%
===================================================================================================================


(1)  Data for franchises which NTL has been developing since 1993.
(2)  Data for the following franchises: Triangle, ComTel and Diamond Cable.
(3)  Data for Cable & Wireless ConsumerCo franchises acquired in May 2000.
(4) Data for BT Cable franchises (Westminster / Milton Keynes) acquired in July 1999. Results for BT Cable have been adjusted to include 10,900 master antenna subscribers previously excluded from customer totals.
(5)  Franchise home information from The Media Map Datafile 2000.
(6) Excludes approximately 466,000 off-net telephony customers and over 1.8 million Internet customers.
(7) An RGU is one cable television account, one telephone account or one broadband Internet account.



----------------------------------------------------------------------------------------------------------------------
                                    UK Internet Customers as of December 31, 2000
----------------------------------------------------------------------------------------------------------------------
                                                                                                           UK
Broadband                                   Narrowband                                                    Total
--------------------- ----------------------------------------------------------------------------- ------------------
                          Ntlworld            Ntlworld          NTL Direct
     NTL Direct           (On-Net)           (Off-Net)            (Other)           Wholesale
         12,800            455,600              75,700           327,400              952,800          1,824,300
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

Business Services

The Business Services division consists of three main businesses: direct telephony and data services to SMEs, large corporate clients and the public sector; data links, virtual ISP services and international transit to the wholesale carrier market; and radio communications products and services for the emergency services community.

Business Services exhibited strong growth during 2000 with revenues of (UK Pound)464.4 million and EBITDA of (UK Pound)150.0 million. At the end of the year NTL served approximately 76,400 customers with 339,500 lines.

Our Business Services division has created a clearly positioned, segment focused business. The depth and breadth of the business ranges from simple telephony for small businesses to large-scale corporate data networks. Improved efficiencies are set to deliver improved earnings from a lower cost base.

Recently the division became the first company in the UK to bundle together essential communication tools for small businesses into one package. Called ntl business essentials the package includes telephony, internet and e-commerce at an extremely competitive price point which is below that of many competitors' business telephony product alone. The package simplifies communications for small businesses offering a single point of contact for product support. A broadband version of ntl business essentials will be available during the coming year.

During the fourth quarter NTL signed a number of significant contracts in the national business marketplace. These wins include a contract valued at (UK Pound)350k with 3Com, a contract with Huntsman Polyurethane for a Centrex system at a value of (UK Pound)1.7m over five years, and a contract with Abbey Business Centres for voice products worth (UK Pound)3.3m over three years. London ExCel, the premier exhibition centre for the UK capital, is also home to Europe's largest voice over IP project. NTL in partnership with Cisco and EDS is supplying much of the communication solution for the development. The contract is set to last for seven years as surrounding developments such as hotels and conference facilities take shape.

In our public sector group, NTL continued to develop services in the community working with local government including the installation and trial of NTL's community intranet product in the Swindon area which enables teachers, pupils and parents to work together online from a secure portal. Further highlights in the fourth quarter include a contract of (UK Pound)2m with Glasgow City Schools to link 200 primary schools and 30 secondary schools to a central education site, a (UK Pound)1m deal with the Ministry of Defence and (UK Pound)2.5m contract with Anglia Universities to link seven universities across East Anglia.

One of the highlights for the retail group is the (UK Pound)1.3m contract with PWC to cable their flagship head office at Embankment Place. Work has begun with the UK's leading pharmacy chain, Boots the Chemist, on network integration with a value of (UK Pound)5m over three years. This is our second deal in less than three years with Boots. Another fourth quarter achievement is the deal struck with Texas Utilities for outsourcing its network management valued at (UK Pound)4.5m over three years.

NTL's wholesale business group continues with strong growth and full order books. Recent deals including a dark fibre contract worth in excess of (UK Pound)21 million from network operator Pangea as well as a (UK Pound)15 million deal for network connection over dark fibre from Flag Atlantic.

Broadcast Services

The Broadcast Services division consists of three main businesses: broadcast transmission services for digital and analogue television and radio in the UK and Australia; rental of antenna space on the Company's owned and leased towers and sites and the provision of associated services to a variety of carriers operating wireless networks; and satellite and media services for programmers, news agencies, sports broadcasters and production companies including satellite uplink, studio and playout services and outside broadcast services.

Over the past year Broadcast Services has grown quarterly revenues from (UK Pound)49.5 million in the fourth quarter of 1999 to (UK Pound)56.2 million during the fourth quarter of 2000 which represents a 14% growth rate. We expect growth in Broadcast Services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband as well as the privatisation of national broadcast networks, the digitalisation of analogue television and radio signals. We anticipate further development of programming for the European markets requiring satellite and terrestrial distribution services. As the majority of these services are contracted well in advance, Broadcast Services has built a forward order book of approximately (UK Pound)2.3 billion.

Broadcast Services won a number of important contracts in the fourth quarter including the signing of a A$1.1 billion ((UK Pound)407 million) contract for the full outsourcing of digital terrestrial television transmission services for the Australian Broadcasting Corporation. This contract is the largest single contract in NTL's history. In Singapore NTL is installing the world's first mobile digital television system. The service was publicly demonstrated in February and will provide digital television services to the public transport market.

NTL maintained its 90% market share of the UK broadcast radio market by agreeing contracts with the MXR consortium, Score Digital and Now Digital for the provision of digital radio services and Classic FM for the provision of national analogue radio services.

NTL has won an exclusive contract to provide a mobile telephony In-Building solution for Canary Wharf's public areas at Canada Place and Cabot Place. This will enable customers to access their mobile telephone services, regardless of which mobile operator they use. It also provides a future-proof solution for these operators for GPRS and UMTS services. With this integrated NTL In-Building solution, Canary Wharf has just one point of contact to provide one telecom system that is shared by all operators. This contract is in addition to the extension of our In-Building wireless services to the ExCel conference centre in London.


Shared Services

Shared Services' costs are principally for network and information technology management, finance, human resources, facilities management and other support functions.

During November 2000 we announced a business review which will result in significant cost savings, the majority of which will be realised during the latter half of 2001. We have taken a one-time charge to earnings of (UK Pound)43.5 million to account for costs associated with our rationalisation efforts during 2001. We are highly optimistic that additional synergies will be identified during 2001.

In January 2001 we announced that IBM would become our preferred supplier of IT services in the UK and Ireland. The contract is expected to save NTL approximately (UK Pound)300 million of cash over the lifetime of the contract, which covers the period through to September 2008. All affected NTL associates will be offered employment with IBM. NTL will retain control of IT activities that are fundamental to its competitive advantage and key to the development of its intellectual property.


Content

Premium TV, a wholly-owned subsidiary, manages our television programming initiatives, primarily in sports oriented programmes and content development ventures. NTL's sports strategy aims to add value to its bundled service offerings, increase access to the sports its customers are passionate about and boost product and brand awareness during the process. Our latest initiative helps us achieve this. NTL is the official sponsor of the Lions' rugby tour of Australia, 2001, and will produce eight one-hour TV programmes of 'behind the scenes' action from the tour. The Lions join Aston Villa FC, Celtic FC, Rangers FC, Newcastle FC, Swansea RUFC, Newport RUFC and the National Basketball Association, which have all announced deals with NTL.

During September 2000, NTL also announced a 50/50 joint venture with Universal Studios Networks to launch a new channel called The Studio. Available to all distribution platforms, it is on air for 18 hours per day, seven days a week. Licensing deals with all the major studios have already been concluded for the new channel, which launched in February 2001 with a library of over 1,000 movies. In addition NTL launched a joint venture with ITN to form the UK's first internet-centric 24-hour television news channel.

Our most important programming discussions to date culminated in a five-year content contract with BSkyB that is still pending regulatory approval. BSkyB has been called before the Competition Commission for a comprehensive review of their business and as a result, the regulatory approval of the contract will be delayed until the comprehensive review has been completed. The mutually beneficial agreement is designed to provide us with an incentive to sell Sky premium content to our subscriber base, thereby potentially increasing both our customer ARPU and BSkyB's programming revenues in the process.


NTL Ireland

Since we acquired Cablelink in July 1999, we have launched a number of new products including direct telephony, high speed Internet access via cable modem, and carrier pre-select telephony with Internet access. We now have 370,000 customers representing 89% penetration. During 2001 we will carry out a business and technology review to examine all the options that are now available to us as we work to achieve our goal of becoming the leading broadband TV, telephone and Internet company in Ireland.

NTL Europe

NTL Europe, consisting of wholly-owned Cablecom (Switzerland) and the 1G Networks (France), reported revenues of (UK Pound)191 million with EBITDA of (UK Pound)51 million for 2000, up significantly from 1999 due to the Cablecom acquisition in March 2000. NTL Europe also has investment holdings of 32.5% interest in eKabel, the Hessen cable network in Germany, as well as a 25% interest in Svenska Bredbandsbolaget A.B., (B2), a company based in Sweden which is deploying fibre directly to the home throughout Sweden and Norway. In addition, in August 2000, NTL Europe announced its intent to make a 27% minority investment in Noos S.A., the market-leading French broadband company. These transactions have provided NTL with a presence in key European capital cities outside of the UK, including Paris, Frankfurt, Zurich, Stockholm and Geneva. As of December 31, 2000 on a gross basis, NTL Europe served over 3.7 million customers and passed 6.6m homes, making it a significant player in the consolidating European cable market.

Cablecom

Cablecom is an example of NTL's operations and strategy in Europe. The group is, in effect, a composition of three separate businesses: residential cable television, an engineering business with a national backbone, and a consumer electronics business known as Rediffusion. Residential CATV is the largest and most profitable business and comprises 28 different cable networks of which six are wholly-owned by Cablecom. This accounts for nearly 84% of total managed subscribers. As of December 31, 2000, Cablecom has 53% market share in Switzerland and a penetration rate of over 90% of homes passed, 65% of homes passed have been converted to digital and 37% of homes passed had bi-directional capability. Approximately 21,000 digital customers and 27,000 broadband Internet subscribers were connected at year-end. By the end of 2001, over 57% of homes passed will be two-way capable. Fourth quarter EBITDA was lower by approximately (UK Pound)6m over the prior quarter due to increased residential marketing expenses and consulting fees associated with the development of a business plan for a National Telecoms division.

1G Networks

Much as Cablecom has done over the past year, NTL France (1G Networks) is upgrading its networks to conform to a modern HFC architecture. Marketing expenditures for these new services as well as the additional staffing required to upgrade and rebuild the more advanced network have added an additional (UK Pound)3.5 million of costs over the prior quarter. 1G Networks has launched a pilot version of its digital platform, increasing the number of channels available to customers as well as providing high speed Internet access.

During 2001, we will more closely integrate our European business operating units, leveraging NTL's past consolidation and bundling strategies, while maintaining a regional customer focus. We will aggressively offer additional services such as high-speed data services and continue capital-efficient digital upgrades on the Continent.

These investments offer substantial opportunities for growth, building on NTL's considerable market expertise and success in marketing and promoting communication services in the United Kingdom. Our goal in these markets is to grow revenues from bundled subscriptions of cable TV, Internet and telephony using our experience in driving take-up through product bundling, value propositions, greater choice and high levels of customer service. We plan to develop these businesses beyond basic access services. Our objective is for NTL Europe to become the premier pan-regional provider of communications services for residential and business markets on the Continent.


==================================  ============================================================================================
                                              Western Europe Customer Statistics as of December 31, 2000 (in Thousands)
 .................................. ............ ............ ............. ............ ............ ............. ............ .

                                      (UK)       (Ireland)     (Swiss)       (Swiss)     (France)      (France)     (Germany)
                                       NTL       Cablelink     Cablecom     Cablecom        1G           Noos        eKabel
                                                                Equity        Other                   (pending)
Ownership Interest                        100%       100%           100%           0%         100%            27%       32.5%
Homes in Franchise                    11,411.2        420.0       1,700.3        187.6        287.0       3,179.0      2,800.0
Homes passed                           8,391.8        417.7       1,700.3        187.6        265.5       2,563.0      1,828.0
Homes marketed (Telco)                 7,457.7         10.7             -            -            -           1.0            -
Homes marketed (CATV)                  7,681.2        417.7       1,547.9        157.9        212.4       2,563.0      1,828.0
Homes marketed (Ethernet)                    -            -             -            -            -             -            -
Customers (On-Net)                     2,842.4        370.2       1,406.8        151.6         48.6         765.0      1,294.0
     Single RGU                          846.7        367.9       1,379.6        151.6         48.6         718.0      1,294.0
     Dual / Triple RGU                 1,995.7          2.3          27.2            -            -          47.0            -
CATV                                   2,300.9        370.2       1,406.8        151.6         48.6         747.0      1,294.0
     Digital                             530.7            -          21.0            -            -         244.0            -
Telephone (Direct)                     2,537.2          2.3             -            -            -           1.0            -
Broadband Internet                        12.8            -          27.2          0.2            -          63.0            -
RGUs                                   4,850.9        372.5       1,434.0        151.8         48.6         811.0      1,294.0

Total Internet Subscribers             1,824.3            -         179.2            -            -          63.0            -
    Off-Net Subscribers                1,036.6            -             -            -            -             -            -
Telephone (Indirect)                     466.0            -             -            -            -             -            -
Business Customers                        76.3          1.0           3.2            -            -          38.0            -

Total Customers                        4,421.3        371.2       1,410.0        151.6         48.6         803.0      1,294.0
Total Services (ex Business)           7,128.4        372.5       1,586.0        151.6         48.6         811.0      1,294.0

Penetration
CATV                                     30.0%        88.6%         90.9%        96.0%        22.9%         29.1%        70.8%
Telephone                                34.0%        21.5%            na           na           na            na           na
Customer                                 37.0%        88.6%         90.9%        96.0%        22.9%         29.8%        70.8%
RGU                                      63.2%        89.2%         92.6%        96.1%        22.9%         31.6%        70.8%
Dual / Triple                            70.2%         0.6%          1.9%         0.0%         0.0%          6.1%         0.0%
================================== ============ ============ ============= ============ ============ ============= ============ =


TABLE CON'T

============================ ================================== ================
  Western Europe Customer Statistics as of December 31, 2000 (in Thousands)
 ............................ ............ ............ ............ ............
                                    (Sweden)      Equity        Gross
                                       B2          Total        Total

Ownership Interest                        25%
Homes in Franchise                       305.7     15,663.3     20,290.8
Homes passed                             101.0     12,086.7     15,454.9
Homes marketed (Telco)                       -      7,468.7      7,469.4
Homes marketed (CATV)                        -     11,145.3     14,408.1
Homes marketed (Ethernet)                 51.6         12.9         51.6
Customers (On-Net)                        15.0      5,298.9      6,893.6
     Single RGU                           15.0      3,261.0      4,821.4
     Dual / Triple RGU                       -      2,037.9      2,072.2
CATV                                         -      4,748.7      6,319.1
     Digital                                 -        617.6        795.7
Telephone (Direct)                           -      2,539.8      2,540.5
Broadband Internet                        15.0         60.8        118.2
RGUs                                      15.0      7,349.3      8,977.8

Total Internet Subscribers                15.0      2,024.3      2,081.5
    Off-Net Subscribers                      -      1,036.6      1,036.6
Telephone (Indirect)                         -        466.0        466.0
Business Customers                           -         90.8        118.5

Total Customers                           15.0      6,892.2      8,514.7
Total Services (ex Business)              15.0      9,778.8     11,407.1

Penetration
CATV                                        na        42.6%        43.9%
Telephone                                   na        34.0%        34.0%
Customer                                 29.1%        47.5%        47.8%
RGU                                      29.1%        65.9%        62.3%
Dual / Triple                             0.0%        38.5%        30.1%
================================== ============ ============ ============

Financial Review

Restructuring of Financial Reporting

During the fourth quarter NTL restructured its financial reporting systems to reflect more accurately the way the company is managed today. The key changes in our reporting format are as follows:

Consumer UK residential services only. NTL Europe and TV Programming excluded.

Business UK business services only. Towers & Sites leasing and Satellites now included in Broadcast division.

Broadcast      Includes broadcast transmission in the UK and Australia, Towers &
               Sites leasing and Satellite and Media services.

Shared         Includes costs associated with UK network and information
Services       technology management, and centralized corporate support services such as finance, human resources and facilities management.

TV             Includes Premium TV and other media development assets.
Programming

NTL            Includes Cablecom (Switzerland), 1G Networks (France) and NTL
Europe         Ireland formerly Cablelink).


Revenue Summary (in (UK Pound) 000s)


===================================================================================================================
                                   Q4-2000          Q3-2000         Q2-2000          Q1-2000          Q4-1999
-------------------------------------------------------------------------------------------------------------------

CONSUMER
   On-Net                             297,274         283,475         191,850           143,292          138,236
   Off-Net                             22,094          21,030           7,267               407                -
   Interactive                          1,318             798             377               388              416
      Total                           320,686         305,303         199,494           144,087          138,652

 BUSINESS
   Direct                              84,150          78,731          65,860            60,041           66,260
   Wholesale                           33,975          35,172          32,184            25,977           25,068
   Radcomms                            12,837          11,714          11,507            12,271           10,173
      Total                           130,962         125,617         109,551            98,289          101,501

 BROADCAST
   Towers and Transmission             47,908          46,024          44,209            42,668           42,963
   Satellites                           8,341           7,535           6,908             6,734            6,559
      Total                            56,249          53,559          51,117            49,402           49,522

 TV PROGRAMMING                         4,303           1,968           2,073             1,519            2,142

 NTL EUROPE
   Cablecom                            60,883          61,414          60,635                 -                -
   Cablelink                           11,330           9,668           9,280            10,085           10,075
   1G Networks                          1,987           2,032           2,051             2,161            1,745
      Total                            74,200          73,114          71,966            12,246           11,820


 TOTAL REVENUES                       586,400         559,561          434,201         305,543           303,637
===================================================================================================================


EBITDA Summary (in (UK Pound) 000s)

===================================================================================================================
                                   Q4-2000          Q3-2000         Q2-2000          Q1-2000          Q4-1999
-------------------------------------------------------------------------------------------------------------------

CONSUMER
   On-Net                              94,824          85,894          58,312            45,200           37,782
   Off-Net                              2,396           2,816           (784)             (661)                -
   Interactive                          (742)         (2,185)         (1,619)             (901)            (962)
      Total                            96,478          86,525          55,909            43,638           36,820

 BUSINESS
   Retail                              24,245          22,441          10,266             7,902            8,614
   Wholesale                           21,000          20,232          19,754            15,629           17,045
   Radcomms                             2,054           2,184           1,891             2,458            1,504
      Total                            47,299          44,857          31,911            25,989           27,163

 BROADCAST
   Towers and Transmission             20,946          22,979          21,244            21,174           23,420
   Satellites                           4,536           2,464           3,353             3,495            2,554
      Total                            25,482          25,443          24,597            24,669           25,974

 SHARED SERVICES
   Technology & Networks             (47,175)        (43,840)        (29,611)          (21,205)         (11,498)
   Corporate Support                 (54,053)        (59,191)        (37,397)          (28,029)         (31,050)
      Total                         (101,228)       (103,031)        (67,008)          (49,234)         (42,548)

 TV PROGRAMMING                      (15,396)        (11,373)         (7,988)           (4,897)          (2,811)

 NTL EUROPE
   Cablecom                            16,147          22,650          21,625                 -                -
   Cablelink                            1,420           (684)           1,255             3,608            2,378
   1G Networks                        (5,434)         (2,144)         (1,128)             (990)            (443)
      Total                            12,133          19,822          21,752             2,618            1,935

 TOTAL EBITDA                          64,768          62,243           59,173          42,783            46,533
===================================================================================================================

Financial Outlook for 2001 and 2002

-------------------------------- ------------------------------ ------------------------------
Financial Outlook                            2001E                          2002E
Revenues                            (UK Pound)2,600 mln            (UK Pound)3,400 mln
EBITDA(1)                             (UK Pound)385 mln              (UK Pound)825 mln
Capital Expenditure                 (UK Pound)1,300 mln            (UK Pound)1,000 mln
-------------------------------- ------------------------------ ------------------------------
(1) EBITDA excludes corporate expenses of approximately (UK Pound)25 million per annum.


Financing

The Company anticipates that its financing over the next two years will consist mainly of cash on hand and available bank lines in the UK and Switzerland. We have recently received committed offers amounting to a total of (UK Pound)415m of vendor finance and (UK Pound)135m of bank financing. Including the (UK Pound)550m of committed offers the following sources of capital will contribute approximately (UK Pound)900m of total incremental liquidity:

------------------------------------- ----------------------------------
Financing Opportunities                      Potential Proceeds
Broadcast Tracking Stock                     (UK Pound)250 mln
   -  Bank Financing (Australia)                       135 mln
Vendor Financing                                       515 mln
   -  Set Top Boxes
   -  Network Equipment
TOTAL                                        (UK Pound)900 mln
------------------------------------- ----------------------------------


Cash Flow Summary

This statement incorporates our expected financial outlook, the previously mentioned financing opportunities and estimated cash interest payments for 2001 and 2002:

------------------------------------- ---------------------------------- ----------------------------------
Cash Flows                                          2001E                              2002E
Liquidity - Start of Period (1)            (UK Pound)2,250  mln               (UK Pound)1,500  mln
EBITDA                                                 385  mln                           825  mln
Corporate Expense                                      (25) mln                           (25) mln
Cash Interest Expense                                 (710) mln                          (850) mln
Financing Opportunities                                900  mln                             0  mln
Capital Expenditures                                (1,300) mln                        (1,000) mln
Liquidity - End of Period                  (UK Pound)1,500  mln                 (UK Pound)450  mln
------------------------------------- ---------------------------------- ----------------------------------
(1)  Proforma for the recently closed (Euro)300 million bond offering.

Financial Results for three months ended December 31, 2000 (in $000's)


                                                                          Three Months Ended
                                                                              December 31
                                                               ------------------------------------------
                                                                      2000                 1999
                                                               ------------------------------------------
                                                                 (in millions, except per share data)

Revenues
Consumer telecommunications and television                          $581.0              $248.7
Business telecommunications                                          190.3               163.7
Broadcast transmission and other                                      81.6                81.0
                                                               ------------------------------------------
                                                                     852.9               493.4

Costs and expenses
Operating expenses                                                   419.8               263.4
Selling, general and administrative expenses                         339.8               154.4
                                                               ------------------------------------------
                                                                     759.6               417.8
                                                               ------------------------------------------
EBITDA                                                                93.3                75.6

Franchise fees                                                           -                (5.8)
Non-cash compensation                                                 (2.2)                  -
Other charges                                                         73.0                16.2
Corporate expenses                                                    16.8                 8.3
Depreciation and amortization                                        877.3               257.7
                                                               ------------------------------------------
Operating (loss)                                                    (871.6)             (200.8)

Other income (expense)
Interest income and other, net                                       (46.5)               15.3
Interest expense                                                    (307.7)             (195.5)
Gain on sale of Cable London                                             -               493.1
Foreign currency transaction (losses)                                (31.3)              (23.1)
                                                               ------------------------------------------

Income (loss) before income tax benefit and extraordinary item
                                                                  (1,257.1)               89.0
Income tax benefit                                                    77.9                35.3
                                                               ------------------------------------------
Income (loss) before extraordinary item                           (1,179.2)              124.3
Loss from early extinguishment of debt                                   -                (3.0)
                                                               ------------------------------------------
Net income (loss)                                                 (1,179.2)              121.3

Preferred stock dividends                                            (64.5)              (24.7)
                                                               ------------------------------------------
Net income (loss) available to common shareholders               $(1,243.7)              $96.6
                                                               ==========================================

Basic net income (loss) per common share
    Income (loss) before extraordinary item                         $(4.57)              $0.75
    Extraordinary item                                                -                   (.02)
                                                               ------------------------------------------
    Net income (loss) per common share                              $(4.57)              $0.73
                                                               ==========================================

Weighted average shares                                              271.9               132.0
                                                               ==========================================

Diluted net income (loss) per common share
    Income (loss) before extraordinary item1                        $(4.57)              $0.62
    Extraordinary item                                                -                   (.02)
                                                               ------------------------------------------
    Net income (loss) per common share                              $(4.57)              $0.60
                                                               ==========================================

Weighted average shares                                              271.9               165.0
                                                               ==========================================

--------
1 In the computation of diluted net income per common share for the three months ended  December  31,  1999,  interest  expense  of $1.9  million  from  dilutive convertible  notes is added back to net  income,  and 33.0  million  shares from dilutive  options,  warrants and convertible notes are added to weighted average shares.

Financial Results for year ended December 31, 2000 (in $000's)

                                                                                  Year Ended
                                                                               December 31
                                                                 -----------------------------------------
                                                                        2000                1999
                                                                 -----------------------------------------
                                                                 (in millions, except per share data)

Revenues
Consumer telecommunications and television                          $1,819.8             $834.3
Business telecommunications                                            702.2              452.5
Broadcast transmission and other                                       318.8              297.3
                                                                 -----------------------------------------
                                                                     2,840.8            1,584.1

Costs and expenses
Operating expenses                                                   1,387.6              798.6
Selling, general and administrative expenses                         1,109.1              574.6
                                                                 -----------------------------------------
                                                                     2,496.7            1,373.2
                                                                 -----------------------------------------
EBITDA                                                                 344.1              210.9

Franchise fees                                                             -               16.5
Other charges                                                           92.7               16.2
Corporate expenses                                                      47.5               29.4
Depreciation and amortization                                        2,122.8              791.3
                                                                 -----------------------------------------
Operating (loss)                                                    (1,918.9)            (642.5)

Other income (expense)
Interest income and other, net                                           1.6               49.4
Interest expense                                                    (1,036.8)            (680.7)
Gain on sale of Cable London                                               -              493.1
Foreign currency transaction gains (losses)                           (120.6)              12.7
                                                                 -----------------------------------------
(Loss) before income tax benefit and extraordinary item             (3,074.7)            (768.0)
Income tax benefit                                                     111.0               35.3
                                                                 -----------------------------------------
(Loss) before extraordinary item                                    (2,963.7)            (732.7)
Loss from early extinguishment of debt                                     -               (3.0)
                                                                 -----------------------------------------
Net (loss)                                                          (2,963.7)            (735.7)

Preferred stock dividends                                             (194.0)             (73.7)
                                                                 -----------------------------------------
Net (loss) available to common shareholders                        $(3,157.7)           $(809.4)
                                                                 =========================================

Basic and diluted net (loss) per common share
    (Loss) before extraordinary item                                 $(14.54)            $(6.75)
    Extraordinary item                                                  -                  (.03)
                                                                 -----------------------------------------
    Net (loss) per common share                                      $(14.54)            $(6.78)
                                                                 =========================================

Weighted average shares                                                217.1              119.4
                                                                 =========================================


Discussion of Year End Results

As a result of the completion of the acquisitions of Diamond Cable Communications Limited in March 1999, the Australian National Transmission Network ("NTL Australia") in April 1999, Cablelink Limited in July 1999, the "1G Networks" of France Telecom in August and December 1999, NTL Business Limited (formerly Workplace Technologies plc) in September 1999, the cable assets of the Cablecom Group in March 2000 and ConsumerCo in May 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition.

A significant component of the results since May 2000 is associated with the acquisition of ConsumerCo. Prior to the acquisition, the business had been losing customers on a quarterly basis. Since the acquisition, ConsumerCo has experienced a dramatic turnaround in customer and RGU additions, as well as materially reduced monthly churn. As we continue to improve the quality of the ConsumerCo customers' experience, we expect to continue to reduce churn and increase penetration. However, this will cause certain costs to increase through the second quarter of 2001.

For the year ended December 31, 1999, certain revenues have been reclassified from business telecommunications to broadcast transmission and other and certain costs have been reclassified from operating expenses to selling, general and administrative expenses to conform to the 2000 classifications.

Consumer telecommunications and television revenues increased to $1,819.8 million from $834.3 million as a result of acquisitions and from customer growth that increased our current revenue stream. The 2000 and 1999 revenue includes $1,063.4 million and $167.1 million, respectively, from acquired companies. Our immediate goal is to drive the majority of revenue growth from ARPU increases rather than adding new customers; this allows us to maintain revenue targets, has a lower capital requirement, due to fewer installs, and drives higher EBITDA as we reduce front-loaded costs such as customer acquisition costs and higher initial maintenance costs.

Business telecommunications revenues increased to $702.2 million from $452.5 million as a result of acquisitions, customer growth and increases in carrier services revenues. The 2000 and 1999 revenue includes $234.3 million and $92.8 million, respectively, from acquired companies. We continue to focus specific sales and marketing effort on winning business customers in our franchise areas and promoting broadband for small businesses. Carrier services revenues increased due to growth in services provided by our wholesale operation to other telephone companies. Revenue growth in carrier services is primarily dependent upon our ability to continue to attract new customers and expand services to existing customers.

Broadcast transmission and other revenues increased to $318.8 million from $297.3 million. Included in these amounts are revenues of $55.0 million and $40.0 million from NTL Australia in 2000 and 1999, respectively. The United Kingdom increase reflects increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in Broadcast Services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the privatization of national broadcast networks, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

Operating expenses (including network expenses) increased to $1,387.6 million from $798.6 million as a result of increases in interconnection costs and programming costs due to customer growth. Operating expenses as a percentage of revenues declined to 48.8% from 50.4%. The 2000 and 1999 expense includes $649.6 million and $171.9 million, respectively, from acquired companies.

Selling, general and administrative expenses increased to $1,109.1 million from $574.6 million as a result of increases in telecommunications and CATV sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $483.4 million and $58.7 million, respectively, from acquired companies.

Pursuant to the terms of various United Kingdom licenses, we incurred license fees paid to the Independent Television Commission ("ITC") to operate as the exclusive service provider in certain of our franchise areas. Upon our request in 1999, the ITC converted all of our fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and our liability for license payments ceased upon the conversion. Franchise fees were $16.5 million in 1999.

In September 2000, the Board of Directors approved modifications to stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of our common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. This change did not affect the exercise price of options granted to George Blumenthal, Chairman of the Board and Treasurer;
Barclay Knapp, President and Chief Executive Officer and the Company's Directors. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, we are accounting for these options as a variable plan beginning in September 2000. We will recognize non-cash compensation expense for the difference between the quoted market price of our common stock and the exercise price of the vested options while the options remain outstanding. We recognized non-cash compensation expense of $2.2 million based on approximately 1.2 million vested options in the third quarter of 2000, which was reversed in the fourth quarter due to the decline in the market price of our common stock.

Other charges of $92.7 million in 2000 include restructuring costs of $65.9 million and information technology integration costs of $26.8 million. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts. On November 2, 2000, we announced the completion of a consolidation review. Based on a comprehensive review of the combined company following the acquisition of ConsumerCo and the integration of several other acquired businesses, we identified significant efficiency improvements and cost savings. Our restructuring provision includes employee severance and related costs of $47.9 million and lease exit costs of $18.0 million. Another of our major costs has been for the integration of acquired companies' information technology, while simultaneously upgrading these systems for digital television, interactive services and video-on-demand. Included in other charges are costs of $26.8 million in 2000 incurred for this integration effort.

Corporate expenses increased to $47.5 million from $29.4 million due to an increase in various overhead costs.

Depreciation and amortization expense increased to $2,122.8 million from $791.3 million due to an increase in depreciation of telecommunications and CATV equipment. The 2000 and 1999 expense includes $1,481.1 million and $215.9 million, respectively, from acquired companies, including amortization of acquisition related intangibles.

Interest income and other, net decreased to $1.6 million from $49.4 million as a result of increases in the net losses of affiliates accounted for by the equity method and decreases in interest income.

Interest expense increased to $1,036.8 million from $680.7 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $380.4 million and $134.5 million, respectively, related to acquisitions. Interest of $590.1 million and $222.1 million was paid in the years ended December 31, 2000 and 1999, respectively.

Foreign currency transaction gains (losses) decreased to losses of $120.6 million from gains of $12.7 million primarily due to the effect of unfavorable changes in exchange rates. Our results of operations are impacted by changes in foreign currency exchange rates as follows. NTL Incorporated and certain of its subsidiaries have cash, cash equivalents and debt denominated in foreign currencies that are effected by changes in exchange rates. In addition, foreign subsidiaries whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are effected by changes in exchange rates.

We recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition.



Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: general economic and business conditions, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, and availability, terms and deployment of capital. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                                * * * * * * * *

For further information contact:

In the U.S.
Investor Relations:
John F. Gregg, Senior Vice President - Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Tamar Gerber, Director, Investor Relations
Tel: (001) 212 906 8440, or via e-mail at investor_relations@ntli.com

Media:
The Abernathy MacGregor Group  - Winnie Lerner  Tel: (001) 212 371 5999

In the UK
Investor Relations:
Virginia McMullan
Tel: 0207 909 2144, or via e-mail at investor_relations@ntl.com

Media
Alison Kirkwood, Media Relations, 01256 752 662 / 07788 186154
Malcolm Padley, Media Relations, 01256 753408 / 07788 978199

Buchanan Communications - Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: 020 7466 5000



There will be a presentation to analysts and investors at 13:30 GMT (08:30 EST) today at The City Presentation Centre, Chiswell Street, London EC1.

Analysts and investors can dial in to the presentation by calling 1-888-870-4543 in the United States or 1-706-679-3038 for international access or via a live audio webcast of the conference call on the company's website, www.ntl.com. A slide presentation will also be available at our website during the conference call.

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